24HOLDINGS INC. - SUBSIDIARIES


Each of the following subsidiaries is incorporated in the United Kingdom:


     Wholly Owned Subsidiaries of 24Holdings Inc.:
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          24STORE (Europe) Limited

     Wholly Owned Subsidiaries of 24STORE (Europe) Limited:
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          24STORE Limited
          (formerly known as LapLand (UK) Limited)

          Mobile Planet Limited

          Cyberia (UK) Limited